Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated March 23, 2023

Relating to Preliminary Prospectus dated March 15, 2023

Registration No. 333-268420

SYLA TECHNOLOGIES CO., LTD.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed pursuant to Rule 433 under the Securities Act of 1933 (the “Securities Act”) by SYLA Technologies Co., Ltd. (the “Issuer”) with respect to Registration Statement No. 333-268420 (the “Registration Statement”). The Issuer has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

The most recent registration statement (including the most recent prospectus) can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1946216/000149315223007807/formf-1a.htm

SYLA Technologies Co., Ltd.

Investor Presentation

March 23, 2023

Forward-Looking Statements

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in the registration statement that we have filed with the U.S. Securities and Exchange Commission. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

SYLA Technologies

Free Writing Prospectus and Other Matters

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. The preliminary prospectus was filed March 16, 2023 and is available on the SEC website at http://www.sec.gov. Alternatively, SYLA Technologies Co., Ltd. and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

Form CRS/Reg BI Disclaimer:

Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at Investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://www.boustead1828.com/form-crs-reg-bi. For FlashFunders' visitors, you may review the Form CRS of Boustead Securities under the Form CRS section. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2021

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Risk Factors

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” of the preliminary prospectus filed with the SEC. These risks are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. These risks include, among others:

- It may not be possible for investors to effect service of process within the United States upon most our directors, corporate auditors and executive officers, or to enforce against us or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

- Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results. Our functional currency and reporting currency is the Japanese yen. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies which, among other factors, may be influenced by governmental policies and domestic and international economic and political developments. If our non-Japanese revenues increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the amount of our revenues that will be generated in other countries, the variability of currency exposures, and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.

- As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and Nasdaq or NYSE American requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers. Our status as a foreign private issuer exempts us from compliance with certain SEC laws and regulations and certain regulations of The Nasdaq Capital Market (which we refer to as “Nasdaq”) or the NYSE American, as applicable, including certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Further, consistent with corporate governance practices in Japan, we do not have a standalone compensation committee or nomination and corporate governance committee under our board. In addition, we are not required under the Exchange Act to file current reports and financial statements with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC. Also, we are not required to provide the same executive compensation disclosures regarding the annual compensation of our five most highly compensated senior executives on an individual basis as are required of U.S. domestic issuers. As a foreign private issuer, we are permitted to disclose executive compensation on an aggregate basis and need not supply a Compensation Discussion & Analysis, as is required for domestic companies. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and accommodations will reduce the frequency and scope of information and protections to which you are entitled as an investor. For a detailed description of our home country corporate governance practices see “Management - Corporate Governance Practices” on page 113 of the preliminary prospectus.

SYLA Technologies

- As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.
- Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business.
- Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.
- There is a risk that we will be a passive foreign investment company (which we refer to as “PFIC”) for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. holder.
- If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and have an adverse effect on the value of our securities.
- The asset management platforms may not operate as we anticipate.
- If the security of our investors’ confidential information stored on the asset management platforms is breached or otherwise subjected to unauthorized access, their secure information may be stolen.
- Any significant disruption in service on the asset management platforms or in their computer or communications systems could reduce their attractiveness and result in a loss of users.
- Inappropriate business behavior of entrepreneurs raising funds via our platforms could result in reputational or financial damages to our business.
- Our crowdfunding platform operates on an online distribution model and is, therefore, subject to internet cyber risk.
- Real estate development projects are subject to numerous risks outside the Company’s control such as delays in permitting and other governmental approvals, increased costs, and labor shortages.
- Failure to manage land acquisitions, inventory and construction and development processes could result in significant cost overruns or errors in valuing sites.
- If land is not available at competitive prices, our sales and results of operations could be adversely affected.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

- If the value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.
- A material amount of our revenues may be concentrated in one or more large customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed.
- Historically, we have relied to a material extent on certain suppliers. If we encounter delays or difficulties in securing the required materials from such suppliers and are unable to find replacements or immediately transition to alternative suppliers, the lack of supplies delaying the production of our products could have a material adverse effect on our financial condition, results of operations and reputation.
- If we experience shortages in labor supply, increased labor costs or labor disruptions, there could be delays or increased costs in developing our real estate, which could adversely affect our operating results.
- Raw materials and building supply shortages and price fluctuations could delay or increase the cost of commercial and residential property construction and adversely affect our operating results.
- The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
- We may not make a profit if we sell a property.
- The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition.
- A material reduction in the retail price of traditional utility generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.
- Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems.

- Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives would adversely impact our business.
- Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to help customers arrange financing for such systems.
- If we cannot compete successfully against other solar and energy companies, we may not be successful in developing our operations and our business may suffer.
- With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.
- Developments in alternative technologies or improvements in distributed solar energy generation may materially adversely affect demand for our offerings.
- A significant slowdown in the growth of AI-related markets could affect our business and earnings. Even if the market does grow, there is a possibility that we may not be able to grow at a similar pace and at a steady pace.
- AI services developed by us may become obsolete due to groundbreaking technological innovations or the entry of competitors with financial and brand power.
- If we are unable to provide sufficient AI services due to our inability to secure development personnel with a certain level of skills, which results in a decline in the value of our services, our business or financial performance may be affected.
- Once the ADSs are listed on Nasdaq or NYSE American, there can be no assurance that we will be able to comply with Nasdaq’s or NYSE American’s continued listing standards.
- The trading of our ADSs could experience extreme stock price run-ups followed by rapid price declines and strong stock price volatility as experienced in recent initial public offerings.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

COMPANY

Overview

SYLA Technologies

IPO Summary

Issuer	Syla Technologies (the "Company")
Exchange & Ticker	Nasdaq Capital Market Reserved Symbol: SYT
Shares Outstanding Prior to Completion of the IPO	239,489 Common Shares
Securities Offered by the Company	1,875,000 American Depositary Shares (ADS) Representing 18,750 Common Shares
Shares Outstanding Immediately After the Offering	258,239 Common Shares (includes 1,875,000 ADSs, representing 18,750 Common Shares)
Offering Price	$8.00 per ADS
Use of Proceeds	•Working capital •General corporate purposes •Acquisitions •Strategic collaborations
Lead Underwriter	Boustead Securities, LLC
Issuer's U.S. Legal Counsel	Anthony L.G., PLLC
Underwriter's U.S. Legal Counsel	Bevilacqua PLLC
Auditor	MaloneBailey, LLP
Lock-Up Agreements	We, all of our directors and officers, and holders of our outstanding securities (including securities convertible into our common shares) have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common shares or securities convertible into common shares without the prior written consent of the representative for six (6) to twelve (12) months from the consummation of the offering, subject to certain limited exceptions.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Global Real Estate Crowdfunding Companies

(1USD=135.69JPY)

	Number of registered members
FUNDRISE	350k*
REALTY MOGUL	250k*
SYLA Technologies	200k

*based on our research
https://fortune.com/2022/07/09/rental-property-homes-recession-proof-investment-fundrise-ben-miller/
https://www.goodfinancialcents.com/best-fundrise-alternatives/#2-realtymogul

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Growth Potential of The Real Estate Crowdfunding Market

(Unit：USD in 100 million;1USD=135.69JPY)


$0.09
$0.40
$0.68
$1.84
FY2018
FY2019
FY2020
FY2021

The real estate investment crowdfunding market is expected to grow at a high rate globally.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

No.1 Share of Domestic Real Estate Crowdfunding Market in Terms of Members

One of the Largest Asset Management Platform's in Japan

利回りくん

- Rimawari-kun Real Estate Crowdfunding
- Rimawari-kun Condominium Management
- Rimawari-kun Solar
- Rimawari-kun Pro



Exhibit real estate investment item SYLA
Investment in support
Recruit supporting investors through Rimawari-kun
SYLA
利回りくん
PLATFORM
Participate in real estate investing in an ESG attentive environment
Rental payment from tenant
Dividend
Acquisition fees 3-6%.
Asset management fees 1-2%.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Seek Potential Customers for Minimum Investment of $74 USD



Unique Marketing
Rakuten Data Marketing
Ability to Attract Content
Lower class
(Less than $221,100 USD)
$4.83 trillion USD
(42,157,000 households)
Middle class
($221,100 USD or more but less than $368,500 USD)
Semi-affluent
($368,500 USD or more but less than $737,000 USD)
$4.16 trillion USD
(10,539,000 households)
Affluent
(More than $737,000 USD but less than $3,685,000 USD)
Super-affluent
($3,685,000 USD or more)
$2.45 trillion USD
(1,327,000 households)
Asset Management Platform
利回りくん
*Rimawari-kun with service logo
Supported Services
・Real Estate Crowdfunding
Supported Services
・Real Estate Development
・Solar power generation
Supported Services
・Real estate development for professionals
Renewable Energy Data Center

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Features of the "Rimawari-kun" Asset Management Platform

01 Unique marketing

- AI-based marketing by tier of financial asset holdings
- Crowd funding for the masses, "Rimawari-kun" Pro for corporations and high net worth individuals

02 Cooperation with Rakuten Points

- Reach 100 million people by linking with Rakuten Points
- Exclusive marketing collaboration in the real estate industry

03 Focused Content

- Developing products that resonate with investors, such as support funds
- Disseminating attractive content such as social contribution, regional development, and experiential UX

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Business Environment Surrounding Asset Management Platforms

(1USD=135.69JPY)

01

$14.75T USD in personal financial assets, of which 54.2% are cash and deposits

- Inflation increases interest in Asset Management
- Public policy deregulations support shift from saving to investing

02

Government debt 2.5 times Gross Domestic Product in Japan

- Increased tax burden due to higher social security costs
- Pension reductions make personal asset formation a MUST

03

The real estate industry has 0 online transactions

- Due to a change in the law last year, we expect to see an increase in the percentage of online real estate transactions
- Real estate IDs increase transparency of information

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Online Real Estate Transactions Expected to Increase

Percentage of Online Transactions in each Industry



Banks
(Internet Banking utilization ratio)
66.0%
Securities
(Percentage of online transactions)
50.2%

***Online reservation ratios for beauty, travel, food and beverage, etc. exceed 40%.**

Online Transaction Ratio in the Real Estate Industry



Real Estate
(Percentage of online transactions)
0%

The percentage of online transactions is expected to increase as the law was amended on May 16, 2022 to allow online transactions.

See figures for 2021 from MyBoscom's "Survey on Internet Banking" (2021).
Refer to 2021 figures from the Japan Securities Dealers Association's "National Survey on Securities Investment (Summary of Survey Results)" (2021).

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Potential Market Size of Further Real Estate Financing

(1USD=135.69JPY)

Income-Producing Real Estate Market Size		Bank Real Estate Loans		Potential Market Size
Approx. $2.0 T USD	-	**$0.6 T USD**	=	**$1.4 T USD**

Potential market size of further real estate financing.
Rimawari-kun supplements banks and performs an indirect function.

Refer to the figures for rental housing from Nissay Research Institute,
"Real Estate Investment Market Size in Japan (1) 3-. Asset Size by Use" from March 12, 2021.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Launching Products that Support ESG Initiatives and Goodwill Investing

(1USD=135.69JPY)

Animal Protection



INUNEKO HILLS Animal Friendly Development Project

Total amount of subscriptions
$1.14m USD

Total amount applied for
$1.18m USD

Rate of achievement **103%**

Technological Innovation



Space Business Development with Horiemon

Total amount of subscriptions
$2.17m USD

Total amount applied for
$3.03m USD

Rate of achievement **140%**

Entertainment



Streamer Support Apartment

Total amount of subscriptions
$0.50m USD

Total amount applied for
$0.52m USD

Rate of achievement **103%**

Senior Care Solutions



Nursing Care x IoT Senior Tech Apartments

Total amount of subscriptions
$0.27m USD

Total amount applied for
$0.53m USD

Rate of achievement **191%**

New Era Asset Formation



Solar Data Center

Total amount of subscriptions
$0.07m USD

Total amount applied for
$1.11m USD

Rate of achievement **1,595%**

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Case Study 1: Taiki Town Rocket Factory Fund

(1USD=135.69JPY)

01 **Rocket Venture, a project funded by Takafumi Horie**
Interstellar Technologies, Inc. project

- Support groundbreaking space exploration through real estate investment
- Funds totaling approximately 6.1mm USD raised in a total of approximately 14 days
- ROI = 5.71%



SPECIAL SUPPORTER

INTERSTELLAR TECHNOLOGIES

Takafumi Horie

Japanese businessman, author, investor and TV personality. Founder of Interstellar Technologies Inc. Takafumi has been involved in a wide range of activities including space-related businesses, authoring, and producing popular apps.


Phase 1
Welding and assembly shop


Part 2
Structural Test Building


Part 3
Fuel Test Building

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Case Study 2: INUNEKO Hills Animal Safety Fund

(1USD=135.69JPY)

02 Project to support and invest in Yusaku Maezawa's dreams and challenges

- Investment to support Yusaku Maezawa's initiative to save domestic pets.
- Contribute to society by supporting activities to shelter stray or left-behind dogs and cats.
- ROI = 3.67%



SPECIAL SUPPORTER

Yusaku Maezawa

Founder of the ZOZO Corporation, a one trillion market cap company in 2018, Yusaku became the first Japanese private citizen to travel to and stay on the International Space Station. In 2023 he plans to be the first private citizen to orbit the moon aboard the Starship, a large rocket being developed by SpaceX-Elon Musk.



Special Supporter
Yusaku Maezawa
Silent Partners
Project Value $1.22m USD
(Subscribed Value $1.14m USD)
Supporting Investors
Preferred Investors
Investment in support
Dividend 3.67% p.a.
Fund Operator
Subordinate capital participation
SYLA
Exit by sales of realty under management and profit sharing
Upon delivering 4% dividend p.a. to investors
Purchase of Target Realty
Donation $100k USD p.a.
Rent Contract
Rent Fee
Target Realty
INUNEKO HILLS
General incorporated Association: Dog and Cat Welfare Foundation
SYLA Technologies
Rent Fee
Rent Contract
Tenants
Caring abandoned dogs and cats

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Business Growth Through Platform Expansion

(Unit: USD in million; 1USD=135.69JPY)

Net Revenues



140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
$96.84
$122.82
$65.37
FY2020 4Q Total
FY2021 4Q Total
FY2022 2Q Total

Gross Profit



25.00
20.00
15.00
10.00
5.00
0.00
$20.74
$23.21
$11.33
FY2020 4Q Total
FY2021 4Q Total
FY2022 2Q Total

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Contact Us

■ Investor Relations

Gateway Group, Inc.
Matt Glover and Thomas Thayer
SYLA@gatewayir.com (949) 574-3860

■ Corporate

SYLA Technologies Co., Ltd.
Ebisu Prime Square Tower 7F, 1-1-39
Hiroo, Shibuya-ku, Tokyo, Japan
+81 3-4560-0650
https://syla-tech.jp/en

■ Underwriter

Boustead Securities, LLC
6 Venture, Suite 395
Irvine, CA 92618
+1 (949) 502-4408
offerings@boustead1828.com

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

APPENDIX

About Us

(1USD=135.69JPY)

SYLA Technologies Co., Ltd consists of the Company and its consolidated subsidiaries (SYLA Corporation, SYLA Solar Corporation, SYLA Brain Corporation, and SYLA Biotech Corporation).

Our mission is to democratize real estate investment around the world through technology and asset management on the Rimawari-kun platform.

We are engaged in the overall investment condominium business, including planning, development, construction, sales, rental management, building management, repair work, and the sale of properties.

SYLA by the Numbers:

- Net Sales: $122.82m USD*
- Members to Date: 200,000
- Units Managed: 3,172**
- Rental Income: $6.58m USD*

SYLA
SYLA SOLAR
SYLA BRAIN
SYLA BIOTECH

*As of 2021
**As of Oct.31,2022

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

The MANAGEMENT TEAM

Hiroyuki Sugimoto
CEO & Director



Yoshiyuki Yuto
COO & Director



Takahide Watanabe
CSO & Director



Tomohiro Ikeda
CFO



Takeshi Fuchiwaki
CGO



Taku Okawa
CTO



Tianqi Li
CAIO



Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

The MANAGEMENT TEAM

Mitsuhiro Kawashima
Executive Officer



Akihito Takano
Executive Officer



Makoto Ariki
Executive Officer



Tomoyoshi Uranishi
Independent Director



Ferdinand Groenewald
Independent Director



Ikuo Yoshida
Corporate Auditor



Keiji Torii
Corporate Auditor



Yoshihide Sugimoto
Corporate Auditor



Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

The AGM proposals

14th Ordinary General Meeting of Shareholders of SYLA Technologies Co., Ltd.
(March 31, 2023)

We are holding our 14th Ordinary General Meeting of Shareholders ("AGM") on March 31, 2023.

Proposed Re-Appointment of Current Directors

The term of office of our current five directors (Hiroyuki Sugimoto, Yoshiyuki Yuto, Takahide Watanabe, Tomoyoshi Uranishi, and Ferdinand Groenewald) will expire at the end of the AGM on March 31, 2023. All current five directors are candidates for reappointment by the shareholders as directors (Hiroyuki Sugimoto, Yoshiyuki Yuto, and Takahide Watanabe, as non-independent directors, and Tomoyoshi Uranishi and Ferdinand Groenewald, as independent directors) at the AGM.

Proposed Appropriation of Surplus (Dividend) to Shareholders Recorded in the Register of Shareholders at the End of December 31, 2022

Pursuant to the Companies Act, appropriation of surplus (dividend) is proposed for approval by the shareholders at the AGM as follows.

1. Type and carrying value of the property to be appropriated subject to shareholder approval at the AGM
   Cash: 16,676,730 JPY (US$122,903)

2. Allocation of the dividend property to shareholders subject to shareholder approval at the AGM
   70 JPY (US$0.52) per share held by shareholders recorded in the register of shareholders at the end of December 31, 2022 shall be allocated (16,676,730 JPY (US$122,903) in total).

3. Effective date of the surplus dividends subject to shareholder approval at the AGM
   March 31, 2023

Philosophy

1. MISSION

Democratizing real estate investment around the world
Enriching the 100-year life era with techonology and asset management

2. VISION

Love and technology enduring beyond the century

3. TARGET

Solve social problems through Real Estate Asset Management

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

History

(1USD=135.69JPY)

2009 Mar.

SYLA Technologies is established.



2010 Nov.

SYLA is born.



2011 Nov.

$29m USD Started a project of scale.

2012 Jun.

Started sales of the first in-house brand condominium "SYFORME Iriya".



2013 Apr.

Became an official sponsor of the Tohoku Rakuten Eagles


SYLA
SYLA

2014 Sep.

SYFORME series achieved 100% occupancy rate.
First customer appreciation event held.



2015 Jul.

First renovation project started.



Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies History

(1USD=135.69JPY)

2016 Nov.

Started sales of condominiums for vacation
rentals in special zones



2017 Jul.

Current group sales exceed $73m USD.

2018 Jul.

Received “SYFORME HIGASHI-SHINJUKU Ⅱ ” Excellent Business Award.



2019 Jan.

Occupancy rate of all leasing managed properties
the highest rate of 99% was achieved.

2020 Jan.

Launched sales of the industry's first SENIOR TECH MANSION®

2021 Jun.

Launched Real Estate Crowdfunding " Rimawari-kun"


応援型不動産クラファン
利回りくん
応援を、新しいカタチで。

2022

Feb. M&A of a company that is a solar power generation system integrator that owns a power company

May Rimawari-kun becomes the No.1 real estate crowdfunding service in Japan in terms of members.
Established a new company to operate a container data center with a 100% renewable energy rate.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Examples of Properties Owned by the Group

▼Galician Hills Nishiazabu



▼SYLA DAIKANYAMA


SYLA
DAIKANYAMA
SYLA
DAIKANYAMA
SYLA

▼SYLA HATAGAYA


SYLA

▼Mistral Point


SYLA
SYLA

▼Other properties held for income
・Roppongi Building
・SYFORECITY SHIBAURA
・Hotel Condominium Hayama etc.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Project MAP

SYLA Technologies develops real estate in Japan, primarily 23 districts in Tokyo.


JAPAN
23 districts in Tokyo

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Balance Sheet (Consolidated)

(Unit: USD in million; 1USD=135.69JPY)

	FY 2020	FY 2021	FY 2022 2Q
Current assets	60.53	65.91	84.68
Cash and deposits*	22.43	21.39	14.78
Inventories	30.38	37.83	62.35
Short-term investment	1.90	1.34	1.60
Non-current assets	77.23	92.27	108.84
restricted cash**	1.13	1.14	1.23
Building	23.16	26.43	29.58
Land	30.69	35.26	40.27
Long-term investment	0.61	0.91	1.03
Total assets	137.76	158.18	193.52
Current liabilities	32.02	30.57	44.73
Short-term debt***	17.37	15.67	24.65
Non-current liabilities	72.89	86.47	105.49
Long-term debt	53.73	64.83	83.58
Equity	32.85	41.14	43.30
Capital stock	3.38	1.14	1.19
Capital surplus	13.92	19.97	20.72
Retained earnings	15.56	17.57	18.23
Total liabilities and equity	137.76	158.18	193.52
Interest-bearing debt	73.77	84.10	111.22

*Cash and deposits includes Cash and cash equivalents and Restricted cash and Term deposits.

**restricted cash includes Restricted cash, non-current and Long-term deposits.

***Short-term debt includes Short-term loans and Current portion of long-term loans.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Statements of Operations Income（Consolidated）

(Unit: USD in million; 1USD=135.69JPY)

	FY 2020	FY 2021	FY 2021 2Q	FY 2022 2Q
Net Revenues	96.84	122.82	47.91	65.37
Cost of revenues	76.10	99.61	39.72	54.04
Gross profit	20.74	23.21	8.19	11.33
Gross profit margin	21.42%	18.90%	17.10%	17.34%
Selling, general and administrative expenses	14.19	18.18	7.69	9.27
Income from operations	6.55	5.03	0.50	2.06
Net income attributable to SYLA Technologies Co., Ltd.	3.21	2.05	0.05	0.75

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Unaudited Pro Forma Condensed Combined Balance Sheet*

The unaudited pro forma condensed combined financial data gives effect to the disposition of the mining machine business effective January 23, 2023.

(Unit: USD in million; 1USD=135.69JPY)

	FY 2022 2Q		
	As reported	Pro Forma Adjustments	Pro Forma
Current assets	84.68	(1.42)	83.26
Cash and cash equivalents	12.57	0.00	12.57
Inventories	62.35	(1.39)	60.96
Other current assets, net	9.76	(0.03)	9.73
Non-current assets	108.84	(1.45)	107.39
Property, plant and equipment, net	70.49	(0.25)	70.24
Intangible assets, net	3.44	(1.20)	2.24
Operating lease right-of-use assets	18.56	—	18.56
Other assets, net	16.35	—	16.35
Total assets	193.52	(2.87)	190.65
Current liabilities	44.74	(0.20)	44.54
Accrued liabilities	0.74	0.04	0.78
Deferred revenue	0.75	(0.24)	0.51
Other current liabilities	43.25	—	43.25
Non-current liabilities	105.49	(0.42)	105.07
Long-term loans	83.58	—	83.58
Operating lease liabilities, non-current	15.55	—	15.55
Other liabilities	6.36	(0.42)	5.94
Equity	43.29	(2.25)	41.04
Capital surplus	20.71	—	20.71
Retained earnings	18.23	(2.25)	15.98
Other equity	4.35	—	4.35
Total liabilities and equity	193.52	(2.87)	190.65

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Unaudited Pro Forma Condensed Combined Statements of Operations Income*

The unaudited pro forma condensed combined financial data gives effect to the disposition of the mining machine business effective January 23, 2023.

(Unit: USD in million; 1USD=135.69JPY)

	FY 2022 2Q		
	As reported	Pro Forma Adjustments	Pro Forma
Revenues, net	65.37	(5.61)	59.76
Cost of revenues	(54.04)	2.56	(51.48)
Gross profit	11.33	(3.05)	8.28
Selling, general and administrative expenses	(9.27)	0.96	(8.31)
Loss on disposal of mining machine business	—	(0.09)	(0.09)
Other income	1.16	—	1.16
Income from equity method investments	0.00	—	0.00
Other expenses	(1.12)	—	(1.12)
Total other income	0.04	—	0.04
Income (loss) before income taxes	2.10	2.18	(0.08)
Income tax expense	(1.00)	(0.73)	(0.27)
Net income (loss)	1.10	(1.45)	(0.35)
Less: Net income attributable to noncontrolling interests	0.36	(0.23)	0.13
Net income attributable to SYLA Technologies Co., Ltd.	0.74	(1.22)	(0.48)

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Business Growth Through Platform Expansion

(Unit: USD in million; 1USD=135.69JPY)



Operating income
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
$6.55
$5.03
FY2020 4Q Total
FY2021 4Q Total
Operating income Increase/Decrease Factors
10
9
8
7
6
5
4
3
2
1
0
6.55
Increase in gross profit
2.47
(1.66)
Increase in Rimawari-kun System & advertising costs
(1.25)
Increase in labor costs
(0.51)
Increase in Taxes and dues
(0.58)
Increase in Others
5.03
Increase
Decrease
Total
*Jun.,2021 Rimawari-kun Start
Aggressive Growth Investment
FY2020 Operating income
FY2021 Operating income

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

SYLA Technologies

Business Growth Through Platform Expansion


(Unit: USD in million; 1USD=135.69JPY)
Revenues generated from different business types
150
100
50
0
Rimawari-kun Business
Rimawari-kun Pro Business
Asset Management Business
$96.84
9.12
19.04
68.68
$122.82
9.84
33.37
79.61
$47.91
4.68
2.63
40.60
$65.37
5.96
28.22
31.19
Rimawari-kun Pro Business on the rise
FY2020 4Q Total
FY2021 4Q Total
FY2021 2Q Total
FY2022 2Q Total

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Asset Management: Group Rental Units Under Management

(Unit: USD in million; 1USD=135.69JPY)


Asset Management Business Revenues, net
12.00
10.00
8.00
6.00
4.00
2.00
0.00
$9.12
$9.84
$4.68
$5.96
FY2020 4Q Total
FY2021 4Q Total
FY2021 2Q Total
FY2022 2Q Total

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.